SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 25, 2004

United Therapeutics Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	0-26301	52-1984749
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1110 Spring Street
Silver Spring, MD 20910
(Address and Zip Code of Principal Executive Offices)

(301) 608-9292
(Registrant’s telephone number, including area code)

Item 5. Other Events and Regulation FD Disclosure.

     On June 25, 2004, United Therapeutics Corporation (the “Company”) closed on the purchase of a lot adjacent to its headquarters for approximately $2.9 million to be used to construct a new laboratory facility to support its Remodulin® and OvaRex® therapies. The pending purchase of this land was disclosed in the Company’s 2003 annual report on Form 10-K. In addition, on June 28, 2004, the Company entered into a synthetic operating lease and related agreements with Wachovia Development Corporation (“Wachovia”) and certain other parties to provide up to $32 million of funding for the construction of the new laboratory facility upon the lot. Under the agreements, the Company, as construction agent, will direct the construction of the laboratory facility and Wachovia will pay all costs related to the construction. Upon completion of the construction, Wachovia will lease the laboratory facility to the Company for a term ending in May 2011. Construction is expected to begin in July 2004 and to be completed in late 2005.

     The monthly rent under the lease will be based on an interest-only calculation equal to the current 30-day LIBOR rate plus an average of approximately 55 basis points applied to the funded construction cost. The lease agreement requires the Company to maintain compliance with certain covenants, including maintenance of certain financial ratios and pledging liquid collateral to be held by a custodian for at least 100% of the funded construction cost. In addition, the Company agreed to allow liens only in favor of Wachovia against the constructed facility and the leasehold interest in the land.

     At the end of the lease term, the Company may either (1) renew the lease for five additional years, with a maximum of three such renewals (subject to approval of both parties), (2) purchase the facility from Wachovia for a price that is approximately equal to the funded construction cost, or (3) sell the building and repay Wachovia an amount that is not less than 86% of the funded construction cost. In the event any of these agreements are terminated prior to completion of the laboratory facility, the Company has agreed to repay the funded construction cost to Wachovia.

     Under a ground lease agreement, the Company has leased the lot to Wachovia for 99 years. Under the ground lease, Wachovia will pay a fair value rent to the Company during the construction period and after the synthetic operating lease terminates in May 2011. As long as the Company is leasing the laboratory facility from Wachovia, Wachovia will pay annual rents equal to $1.00 to the Company.

     The lease and certain related agreements are attached as Exhibits 99.1 through 99.5 and are incorporated herein by reference.

     In addition to historical information, this press release contains forward-looking statements that are based on United Therapeutics’ beliefs and expectations as to future outcomes. These expectations are subject to risks and uncertainties including contractual performance by each of the respective parties, the expected timing of initiation and completion of construction, events which may or may not take place upon the termination of the agreements, and other risks and uncertainties described in United Therapeutics’ periodic reports filed with the Securities and Exchange Commission, which may cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in United Therapeutics’ periodic reports and documents filed with the Securities and Exchange Commission. United Therapeutics undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or any other reason.

Item 7.  Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits.

The following exhibits are filed herewith:

Exhibit
Number	Description

99.1	Lease Agreement dated as of June 28, 2004, by and among United Therapeutics Corporation and Wachovia Development Corporation.

99.2	Assignment of Liquid Collateral Account dated June 28, 2004, by and among United Therapeutics Corporation and Wachovia Development Corporation.

99.3	Ground Lease dated June 28, 2004, by and among United Therapeutics Corporation and Wachovia Development Corporation.

99.4	Participation Agreement dated June 28, 2004, by and among United Therapeutics Corporation, Wachovia Development Corporation, Various Other Banks and Financial Institutions and Wachovia Bank, NA

99.5	Agency Agreement dated June 28, 2004, by and among United Therapeutics Corporation and Wachovia Development Corporation.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED THERAPEUTICS CORPORATION

Date: July 6, 2004	By:	/s/ Paul A. Mahon Paul A. Mahon, General Counsel

EXHIBIT INDEX

Exhibit
Number	Description

99.1*	Lease Agreement dated as of June 28, 2004, by and among United Therapeutics Corporation and Wachovia Development Corporation.

99.2*	Assignment of Liquid Collateral Account dated June 28, 2004, by and among United Therapeutics Corporation and Wachovia Development Corporation.

99.3*	Ground Lease dated June 28, 2004, by and among United Therapeutics Corporation and Wachovia Development Corporation.

99.4*	Participation Agreement dated June 28, 2004, by and among United Therapeutics Corporation, Wachovia Development Corporation, Various Other Banks and Financial Institutions and Wachovia Bank, NA

99.5*	Agency Agreement dated June 28, 2004, by and among United Therapeutics Corporation and Wachovia Development Corporation.

*	Filed herewith.